ENGAGEMENT AGREEMENT

AGREEMENT made as of this 27th day of March, 2012 by and between Latitude Solutions, Inc. (the "Company"), located at 2595 NW Boca Raton Blvd, Suite 100, Boca Raton, Fl. 33431 and William S. Brennan (the "Director"), located at 1713 Chantilly Lane, Chester Springs, PA 19425.

WHEREAS, the Company desires professional guidance and advice regarding the Oil & Gas Industry and desires Director to aid it in business matters; and

WHEREAS, Director has expertise in the area of the water remediation and capital development and implementation; and is willing to act as an advisor to the Company upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties hereto agree as follows:

1. Duties, Scope of Agreement, and Relationship of the Parties

(a) The Company hereby agrees to retain Director as an advisor on its Board on energy business matters, consistent with Director's expertise and ability, and Director agrees to consult with the Company during the term of this Agreement. All parties understand that Director has many other business interests and will devote as much time as in its discretion as necessary to perform its duties under this Agreement. In addition, the company understands that Director's efforts on behalf of his other interests are the sole and separate property of Director.

(b) The services rendered by Director to the company pursuant to this Agreement shall be as an independent contractor, and this Agreement does not make Director the employee, agent, or legal representative of the Company for any purpose whatsoever, including without limitation, participation in any benefits or privileges given or extended by the Company to its employees. No right or authority is granted to Director to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the company, expect as may be set forth herein. The company shall not withhold for Director any federal or state taxes from the amounts to be paid to Director hereunder, and Director agrees that he will pay all taxes due on such amounts.

(c) Director agrees to make available to Company its services as an Advisor on an as needed basis on reasonable request. Director shall provide planning for and other advisory services as the Company may specifically request. Specific fees for each separate service rendered by Director shall be established at the time Director is requested to undertake each service.

2. Compensation

(a) The Company will issue 100,000 warrants to purchase the Companies shares of restricted common stock to Director as compensation. Company shall issue said shares within sixty (60) days from the execution of this Agreement by both parties.
(b) The Company shall pay Director twenty thousand dollars ($20,000) per annum paid quarterly.

(c) Other forms of compensation may occur depending on the nature of a specific engagement and only upon the mutual agreement of both parties.

3. Expenses

The Company shall reimburse Director for all pre-approved reasonable and necessary expenses incurred by it in carrying out its duties under this Agreement. Director shall submit related receipts and documentation with his request for reimbursement.

4. Renewal; Termination

(a) This Agreement shall continue in effect until terminated by the parties. Either the Company or the Director may terminate this Agreement by giving the other party thirty (30) days written notice. However, termination of Director by the Company shall not relieve the Company of its financial obligations to Director as defined herein.

(b) Subject to the continuing obligations of Director under Section 5 below, either party may terminate this Agreement at any time if the other party shall fail to fulfill any material obligation under this Agreement and shall not have cured the breach within 10 days after having received notice thereof.

(c) Termination or expiration of this Agreement shall not extinguish any rights of compensation that shall accrue prior to the termination.

5. Confidential Information

(a) "Confidential Information," as used in this Section 5, means information that is not generally known and that is proprietary to the Company or that the Company is obligated to treat as proprietary. This information includes, without limitation:

(i) Trade secret information about the Company and its products;

(ii) Information concerning the Company's business as the Company has conducted it since the Company's incorporation or as it may conduct it in the future; and

(iii) Information concerning any of the Company's past, current, or possible future products, including (without limitation) information about the Company's research, development, engineering, purchasing, manufacturing, accounting, marketing, selling, or leasing efforts.

(b) Any information that Director reasonably considers Confidential Information, or that the Company treats as Confidential Information, will be presumed to be Confidential Information (whether Director or others originated it and regardless of how it obtained it).

(c) Except as required in its duties to the Company, Director will never, either during or after the term of this Agreement, use or disclose confidential Information to any person not authorized by the Company to receive it for a period of two (2) years after termination of this Agreement. However, information in the possession of Director as of the Effective Date of this Agreement, information that is public or becomes public, or information that is required to be disclosed by a bona fide legal authority is exempt from this Agreement.

(d) If this Agreement is terminated, Director will promptly turn over to the Company all records and any compositions, articles, devices, apparatus and other items that disclose, describe, or embody Confidential Information, including all copies, reproductions, and specimens of the Confidential Information in its possession, regardless of who prepared them. The rights of the Company set forth in this Section 5 are in addition to any rights of the Company with respect to protection of trade secrets or confidential information arising out of the common or statutory laws of the State of Colorado or any other state or any country wherein Director may from time to time perform services pursuant to this Agreement. This Section 5 shall survive the termination or expiration of this Agreement.

6. False or Misleading Information

The Company warrants that it will provide Director with accurate financial, corporate, and other data required by Director and necessary for full disclosure of all facts relevant to any efforts required of Director under this Agreement. Such information shall be furnished promptly upon request. If the Company fails to provide such information, or if any information provided by the Company to Director shall be false or misleading, or if the Company omits or fails to provide or withholds relevant material information to Director or to any professionals engaged pursuant to paragraph 5(d) above, then, in such event, any and all fees paid hereunder will be retained by Director as liquidated damages and this Agreement shall be null and void and Director shall have no further obligation hereunder. Further, by execution of this Agreement, the Company hereby indemnifies Director from any and all costs for expenses or damages incurred, and hold Director harmless from any and all claims and/or actions that may arise out of providing false or misleading information or by omitting relevant information in connection with the efforts required of Director under this Agreement.

7. Director's Best efforts and No Warranty of Information

Director shall use its best efforts to use reliable information and scientific techniques associated with the oil and gas business. However, Director makes no warranty as to the completeness or interpretation of such information, nor does Director warrant the information with regard to errors or omissions contained therein. Any reserve estimates, price calculations, price forecasts, exploration potential predictions or similar information provided by Director are, or may well be, estimates only and should not be considered predictions of actual results.

8. Miscellaneous

(a) Successors and Assigns. This Agreement is binding on and ensures to the benefit of the Company. Company cannot assign this Agreement without Director's written agreement.

(b) Modification. This Agreement may be modified or amended only by a writing signed by both the Company and Director.

(c) Governing Law. The laws of Florida will govern the validity, construction, and performance of this Agreement. Any legal proceeding related to this Agreement will be brought in an appropriate Florida court, and both the Company and Director hereby consent to the exclusive jurisdiction of that court for this purpose.

(d) Construction. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

(e) Waivers. No failure or delay by either the Company or Director in exercising any right or remedy under this Agreement will waive any provision of the Agreement, nor will any single or partial exercise by either the Company or Director of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

(f) Captions. The headings in this Agreement are for convenience only and do not affect this Agreement's interpretation.

(g) Entire Agreement. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings, and understandings between the parties concerning the matters in this Agreement.

(h) Notices. All notices and other communications required or permitted under this Agreement shall be in writing and sent by registered first-class mail, postage prepaid, and shall

be effective five days after mailing to the addresses stated below. These addresses may be changed at any time by like notice.

In the case of the Company:

Latitude Solutions, Inc.
Attention: Jeff Wohler
2595 NW Boca Raton Blvd, Suite 100
Boca Raton, Florida 33431
Ph: 561 417-0644
Fx: 561 417-0560

In the case of Director:

William S. Brennan

1713 Chantilly Lane
Chester Springs, PA 19425
Ph. 610 827-7613
Email: wbrennan@summitglobal.com

(i) Indemnification. Company agrees to indemnify and hold harmless Director from any and all claims, actions, liabilities, costs, expenses, including attorney fees arising from claims made against Director in connection with Company's possession or use of advice, guidance, materials, information, data or other services provided by Director under this Agreement.

(j) Conflicts of Interest. In the event Director is requested by Company to provide advice and guidance on or about geographical areas that may create a potential conflict of interest between Director's other business matters and the Company's operations, Director shall not be required by Company to render advice and guidance on such an area. Company and Director shall use their best efforts to notify each other of any potential conflicts of interests. In any event, Director's general knowledge that Company plans to engage, or is actively engaging, in oil and gas exploration within an area shall in no way preclude Director, or Director's business entities, from performing land services or consulting for other oil and gas companies within the same area.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

"The Company"
Latitude Solutions, Inc.

By: [signature]

"Director"

By: [signature]
WILLIAM S. BRENNAN
3/27/12